Exhibit 10.4

Name:	[____________]
Number of Restricted Share Units subject to Award:	[____________]
Date of Grant:	[____________]

ZAI LAB LIMITED

2022 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

This agreement (this “Agreement”) evidences an award (the “Award”) of Restricted Share Units granted by Zai Lab Limited (the “Company”) to the individual named above (the “Grantee”), pursuant to and subject to the terms of the Zai Lab Limited 2022 Equity Incentive Plan (as amended from time to time, the “Plan”).

1. Grant of Restricted Share Unit Award. The Company grants to the Grantee on the date set forth above (the “Date of Grant”) the number of Restricted Share Units (the “Restricted Share Units”) set forth above giving the Grantee the conditional right to receive, without payment and pursuant to and subject to the terms set forth in this Agreement and in the Plan, one ADS (each, a “Share”) with respect to each Restricted Share Unit forming part of the Award, subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof. Each ADS represents the right to receive [__] ([_]) Ordinary Shares (subject to any Share dividend, Share split or combination of Shares (including a reverse Share split)).

2. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan. The following terms have the following meanings:

(a)

“Beneficiary” means, in the event of the Grantee’s death, the beneficiary named in the written designation (in a form acceptable to the Administrator) most recently filed with the Administrator by the Grantee prior to the Grantee’s death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Grantee’s estate. An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Grantee’s death, of an instrument of revocation in a form acceptable to the Administrator.

3. Vesting; Cessation of Employment.

(a)

Vesting. Unless earlier terminated, forfeited, relinquished or expired, the Restricted Share Units will vest as follows, subject to the Grantee remaining in continuous Employment from the Date of Grant through each such vesting date:

(i)	[Specific vesting terms to be specified in each grant.]

(b)

Forfeiture. Automatically and immediately upon the cessation of the Grantee’s Employment (i) the unvested portion of the Award will terminate and be forfeited for no consideration, and (ii) the vested portion of the Award, if any, will terminate and be forfeited for no consideration if the Grantee’s Employment is terminated in connection with an act or failure to act constituting Cause (as the Administrator, in its sole discretion, may determine), or such termination of Employment occurs in circumstances that in the determination of the Administrator would have entitled the Company and its subsidiaries to terminate the Grantee’s Employment for Cause.

4. Delivery of Shares. Subject to Section 5 below, the Company shall, as soon as practicable upon the vesting of any portion of the Award (but in no event later than 30 days following the date on which such Restricted Share Units vest), effect delivery of the Shares with respect to such vested Restricted Share Units to the Grantee (or, in the event of the Grantee’s death following the vesting of such portion of the Award, to the Grantee’s Beneficiary). No Shares will be issued pursuant to the Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Administrator.

5. Forfeiture; Recovery of Compensation. The Administrator may cancel, rescind, withhold or otherwise limit or restrict the Award at any time if the Grantee is not in compliance with all applicable provisions of this Agreement and the Plan. By accepting, or being deemed to have accepted, the Award, the Grantee expressly acknowledges and agrees that his or her rights, and those of any Beneficiary or permitted transferee of the Award, under the Award, including the right to any Shares acquired under the Award or proceeds from the disposition thereof, are subject to Section 6(a)(5) of the Plan (including any successor provision). Nothing in the preceding sentence may be construed as limiting the general application of Section 8 of this Agreement.

6. Dividends; Other Rights. The Award may not be interpreted to bestow upon the Grantee any equity interest or ownership in the Company or any subsidiary prior to the date on which the Company delivers Shares to the Grantee. The Grantee is not entitled to vote any Shares by reason of the granting of the Award or to receive or be credited with any dividends declared and payable on any Share prior to the date on which any such Share is delivered to the Grantee hereunder. The Grantee will have the rights of a shareholder only as to those Shares, if any, that are actually delivered under the Award.

7. Nontransferability. The Award may not be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

8. Withholding.

(a)

[The Grantee expressly acknowledges that the vesting or settlement of the Restricted Share Units acquired hereunder may give rise to “wages” subject to withholding. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to receive Shares following the vesting of any portion of the Award, are subject to the Grantee promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld. No Shares will be delivered pursuant to the Award unless and until the Grantee (or the Grantee’s Beneficiary or permitted transferee of the Award) has remitted to the Company an amount in cash sufficient to satisfy any federal, state, or local withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes. The Grantee authorizes the Company and its subsidiaries to take the following actions with respect to withholding tax requirements: (i) withhold such amount from any amounts otherwise owed to the Grantee, (ii) cause the Grantee to tender a cash payment; (iii) permit or require the Grantee to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Grantee irrevocably elects to sell a portion of the Shares to be delivered in connection with the Restricted Share Units to satisfy the withholding taxes and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the withholding taxes directly to the Company and/or its affiliates; or (iv) withhold Shares from the Shares issued or otherwise issuable to the Grantee in connection with the Award with a Fair Market Value (measured as of the date Shares are issued to pursuant to Section 4) equal to the amount of such withholding taxes; provided, however, that the number of such Shares so withheld will be at least the minimum amount necessary to satisfy the Company’s required tax withholding but in no event more than the maximum permitted withholding under applicable law; and provided, further, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Securities Exchange Act of 1934, if applicable, such share withholding procedure will be subject to the express prior approval of the Company’s Compensation Committee. Notwithstanding the foregoing, nothing in the preceding sentence may be construed as relieving the Grantee of any liability for satisfying his or her obligation under the preceding provisions of this Section.][1] [The Grantee expressly acknowledges and agrees that he or she shall be responsible for satisfying and paying all taxes arising from or due in connection with the grant or vesting of the Restricted Share Units and/or the delivery of any Shares hereunder. The Company shall have no liability or obligation relating to the foregoing.][2]

(b)

The Grantee expressly acknowledges that because this Award consists of an unfunded and unsecured promise by the Company to deliver Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” under U.S. federal tax laws with respect to the Award.

9. Effect on Employment. Neither the grant of the Award, nor the issuance of Shares upon the vesting of the Award, will give the Grantee any right to be retained in the employ or service of the Company or any of its subsidiaries, affect the right of the Company or any of its subsidiaries to discharge the Grantee at any time, subject to the terms and conditions of an effective employment or other individual agreement, if any, between the Grantee and the Company or any of its subsidiaries, or affect any right of the Grantee to terminate his or her Employment at any time, subject to the terms and conditions of an effective employment or other individual agreement, if any, between the Grantee and the Company or any of its subsidiaries.

[1]	To be used if the Grantee is an employee.
[2]	To be used if the Grantee is a non-employee director or other independent contractor.

10. Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been furnished or made available to the Grantee. By accepting, or being deemed to have accepted, all or any portion of the Award, the Grantee agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

11. Acknowledgements. The Grantee acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

[Signature page follows.]

The Company, by its duly authorized officer, and the Grantee have executed this Agreement as of the date first set forth above.

ZAI LAB LIMITED

By:

Name:

Title:

Agreed and Accepted:

By:
[Name of Grantee]

Dated: [____________]

Signature Page to Restricted Share Unit Award Agreement